Exhibit 8.2

May 20, 2015

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L 1A2

Re:	Canadian Imperial Bank of Commerce

Issue of Redeemable Coupon Notes, Series A, due May 20, 2025

Ladies and Gentlemen:

We have acted as Canadian special counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the issuance of US$25,000,000 aggregate principal amount of Redeemable Coupon Notes, Series A, due May 20, 2025 (the “Notes”) by the Bank, as described in the Bank’s Pricing Supplement with respect to the Notes dated April 30, 2015 (the “Pricing Supplement”), to the Prospectus Supplement dated April 30, 2015 and the Prospectus dated April 30, 2015 contained in the Registration Statement on Form F-3, File No. 333-202584 (the “Registration Statement”). Subject to the qualifications, assumptions, limitations and understandings set out therein, the statements as to matters of the federal laws of Canada set forth under the heading “Certain Canadian Income Tax Consequences” in the Pricing Supplement are an accurate summary, in all material respects, as at the date hereof, of the principal Canadian federal income tax considerations generally applicable to holders of Notes described therein.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K of the Bank filed with the Securities and Exchange Commission and thereby incorporated by reference into the Bank’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP